Exhibit 10.9



                           QUADRAMED CORPORATION

                     AMENDMENT OF EMPLOYMENT AGREEMENT

         THIS AGREEMENT (the "Agreement"), dated this 20th day of
September, 2001, is by and between QuadraMed Corporation , a corporation organized under the laws of the State of Delaware and having its principal place of business at San Rafael, California (the "Company"), and Michael S. Wilstead, an individual currently residing in Washington, Utah (the "Employee"), and

                              WITNESSETH THAT:

         WHEREAS, Employee and the Company have heretofore entered into an employment agreement, dated as of April 1, 1999 (the "Employment
Agreement");

         WHEREAS, Employee and the Company desire to revise the Employment Agreement to incorporate describe certain additional bonus opportunities and change of control protections as recommended to the Company by the Company's Employee compensation consultant, Frederic W. Cook & Co., Inc.;

         NOW, THEREFORE, Employee and the Company hereby agree that from and after the date of execution of this Agreement the Employment Agreement shall be and is hereby amended as follows:

         1. Part One of the Employment Agreement is hereby amended by adding a definition of "Board," to read in its entirety as follows:

                  ""Board" means the Board of Directors of the Company."

         2. Part One of the Employment Agreement is hereby further amended by amending the definition of "Stock Option Plan" contained therein to read in its entirety as follows:

                  ""Stock Option Plan" means any plan, program or policy of the Company for the granting of options to acquire Company stock or other equity-based incentives to employees of the Company and affiliates, including but not limited to the Company's 1996 Stock Incentive Plan (including the predecessor 1994 Stock Option Plan), as amended through the date hereof. and the Company's 1999 Stock Incentive Plan, as amended through the date hereof."

         3. Part Two, Section 4C, pertaining to Employee's potential bonus compensation for services to the Company, is deleted in its entirety and the following is inserted in lieu thereof:

                  "C. Employee shall be eligible for a discretionary bonus of up to fifty (50%) percent of Employee's then-current annual rate of base salary. Employee's discretionary bonus and timing of its payment will be determined by the Board in its sole discretion and based upon the recommendation of the Company's Compensation Committee and such additional factors as the Board deems appropriate, including Employee's individual performance and the Company's financial results.

                  "If the Company exceeds its annual operating cash flow goal for any of 2001, 2002 and 2003, then, in addition to whatever other bonuses to which Employee may be entitled under the other paragraphs of this Section 4C in respect of that year, Employee will be eligible to receive a cash bonus equal to 50% of his target annual bonus for the same year (the "Enhanced Bonus"). Any Enhanced Bonus earned for any year will be paid promptly following December 31, 2003 or, if earlier, promptly following the date of a Change in Control if but only if the Employee remains employed by the Company through such date and otherwise shall be forfeited. If for any of the specified years the Company does not exceed its annual operating cash flow goal, Employee will not be eligible for an Enhanced Bonus for that year; provided, however, that Employee will be eligible to receive the amount of Enhanced Bonus to which Employee would have otherwise been eligible for the year, subject to the vesting and payment provisions previously described, if over the total three years the Company achieves the aggregate of its annual operating cash flow goals."

                  "Employee may also be eligible for additional discretionary bonuses based on the achievement of certain specified goals established by the Board. Any award for such a bonus will be recommended to the Board's Compensation Committee by the Chief Employee Officer of the Company. All bonuses pursuant to this paragraph are subject to final approval by the Board's Compensation Committee."

         4. The Employment Agreement and Part Two, Section 9 thereof, pertaining to Employee's severance benefits on certain terminations of his employment, is hereby amended by (i) redesignating Sections 9 C through D as Sections 9 D through E and adjusting appropriately all cross-references to any of said Sections and (ii) adding a new Section 9 C to read in its entirety as follows:

                  "C. Severance and Welfare Benefits after Change in Control. If Employee is terminated by reason of an Involuntary Termination of Employee's employment (other than a Termination for Cause) in connection with or within twenty-four (24) months following a Change in Control, he will be entitled to the severance and welfare benefits described below in this Section. These benefits are in lieu of any entitlement to severance and welfare benefit continuation under preceding subsection or subsections of this Section, but in addition to any entitlements arising under other provisions of this Agreement (e.g., provisions providing accelerated vesting of Options). These benefits are as follows:"

                           "(1) A severance payment, payable in one lump
                  sum within thirty days (30) days of the date of such an Involuntary Termination, in an aggregate amount equal to the sum of Employee's then-current annual rate of base salary and his annual target bonus for the year in which the Change in Control occurs. Employee may elect, in his sole discretion, to have the severance benefit payable pursuant to this Section paid in approximately equal monthly installments over a one year period following the date of his Involuntary Termination."

                           "(2) For a period of twelve (12) months Employee
                  (and his dependents, if otherwise eligible) shall be provided by the Company with the same life, health and disability plan participation, benefits and other welfare benefit coverages to which he was entitled to as an employee of the Company immediately before his Involuntary Termination (excluding, however, any severance plan benefits). In the event that under applicable law or the terms of any relevant Employee Benefit Plan such participation, benefits and/or coverage cannot be provided under an existing Company Employee Benefit Plan, such coverage and/or benefits shall be provided directly by the Company pursuant to this Agreement on a comparable basis. In its sole discretion, the Company may obtain such coverage and benefits through private insurance acquired at the Company's expense. To the maximum extent permitted by applicable law, any benefit coverage provided pursuant to this paragraph shall be in discharge of any obligations of the Company or any rights of Employee and his dependents under the benefit continuation provisions under Section 4980A of the Code and Part VI of Title I of ERISA ("COBRA") or any other legislation of similar import."

         5. The Employment Agreement and Part Two, Section 9E (as redesignated by Paragraph 4 of this Amendment) is hereby amended by (i) replacing the reference "Part Two, Section 16" appearing in Part Two,
Section 9E (as so redesignated) with the reference "Part Two, Section 15" and (ii) relocating Part Two, Section 16 (pertaining to the tax effects of certain payments) to and redesignating it as Part Three, Section 8.

         6. Except as provided in the preceding paragraphs of this Agreement, the provisions of the Employment Agreement remain in full force and effect in accordance with their respective terms.

         IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed under seal as of the date first above written.

                                           QUADRAMED CORPORATION




                                           By:____________________________
                                              Michael H. Lanza
                                              Its Executive Vice President

                                           EMPLOYEE




                                           _______________________________
                                           Michael S. Wilstead